As filed with the Securities and Exchange Commission on September 21, 1999
                                             Registration No. 333-___
__________________________________________________________________________
__________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                             ________________
                                 FORM S-8
                          REGISTRATION STATEMENT

                                   Under
                        The Securities Act of 1933

                           ASTRONICS CORPORATION
          (Exact name of Registrant as specified in its charter)

     New York                                     16-0959303
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)

1801 Elmwood Avenue
Buffalo, New York                                 14207
(Address of Principal Executive Office)           (Zip Code)

                       EMPLOYEE STOCK PURCHASE PLAN
                         (Full title of the plan)

                              Kevin T. Keane
                                 President
                           Astronics Corporation
                            1801 Elmwood Avenue
                         Buffalo, New York  14207
                  (Name and address of agent for service)

                               716-447-9013
       (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

Title of                         Proposed Max.  Proposed Max.
securities         Amount          offering      aggregate       Amount of
to be              to be           price per      offering     registration
registered       registered*        share**        price**         fee
__________       ___________     _____________  _____________  ____________
Common Stock
$.01 par
value            250,000 shares  $  9.4375      $2,359,375     $  655.91


     * The number of shares are subject to adjustment in accordance with the anti-dilution provisions of the Plan. Accordingly, this Registration Statement also covers an indeterminable number of shares which may be issuable in connection with such provisions.

     **   Estimated solely for the purpose of determining the registration fee computed pursuant to Rule 457(c); calculated on the basis of the average of the high and low prices of the Common Stock on the NASDAQ National Market System on September 15, 1999.

PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                   INCORPORATION BY REFERENCE

          Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed September 26, 1991 (File No. 33-42981)by Astronics Corporation (the "Company") with respect to shares of its Common Stock, par value $.01 per share, issuable under the Company's Employee Stock Purchase Plan, except Items 5 and 6, which are superseded by the information below, are hereby incorporated by reference herein.

Item 5.   Interest of Named Experts and Counsel.

          John B. Drenning, a Director, Secretary and shareholder of the Company, is a partner in the law firm of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, which has rendered the legality opinion included in this Registration Statement as Exhibit 5.

Item 6.   Indemnification of Directors and Officers.

          The Company's directors and officers are and will be indemnified, to the extent permitted by law, under the By-Laws of the Company against certain liabilities. The By-laws require the Company to indemnify its directors and officers, among others, against the reasonable expenses actually incurred by them in connection with the defense of any action or proceeding by or in the right of the Company to procure a judgment in its favor, except in relation to matters as to which the director or officer is adjudged to have breached his duty to the Company. The By-Laws also require indemnification against judgments, fines, amounts paid in settlement and reasonable expenses actually incurred as a result of any action or proceeding, other than one by or in the right of the Company to procure a judgment in its favor, provided the director or officer acted in the best interest of the Company and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful.

          As permitted by New York law, the Certificate of Incorporation provides that a director of the Company shall not be liable for damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that a judgment or other final adjudication adverse to him establishes (1) he actually received an improper benefit, (2) his act or failure to act was in bad faith or involved intentional misconduct or a knowing violation of law, or (3) his acts violated Section 719 of the Business Corporation Law of the State of New York.

          The Company maintains a standard directors and officers liability insurance policy which will reimburse the Company for payments it may make in indemnification of directors and officers and pay other expenses, counsel fees, settlements, judgments or


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costs arising from proceedings involving any director or officer of the Company in his capacity as such, subject to certain limitations and exclusions.


                            EXHIBITS

5         Opinion of Phillips, Lytle, Hitchcock, Blaine &
          Huber LLP as to the legality of the securities registered.

23(a)     Consent of Ernst & Young LLP, Independent Public
          Accountants.

23(b)     Consent of Phillips, Lytle, Hitchcock, Blaine &
          Huber LLP as to the legality of the securities required
          (included in Exhibit 5).

24        Power of Attorney (included under the caption
          "SIGNATURES" in this Registration Statement).






































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                           SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York on September 17, 1999.

                              ASTRONICS CORPORATION


                              By:  /s/Kevin T. Keane
                                 _____________________________
                                 Kevin T. Keane
                                 President and Chief
                                   Executive Officer

                        POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin T. Keane and John M. Yessa, or each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                Capacity                      Date

/s/ Kevin T. Keane       President, Chief              September 17, 1999
   Kevin T. Keane        Executive Officer and
                         Director (Principal
                         Executive Officer)

/s/ John M. Yessa        Vice President-Finance,       September 17, 1999
    John M. Yessa        Treasurer, Chief Financial
                         Officer and Director
                         (Principal Financial
                         Officer & Principal
                         Accounting Officer)

/s/ Robert T. Brady      Director                      September 17, 1999
   Robert T. Brady


/s/ John B. Drenning     Director                      September 17, 1999
   John B. Drenning


/s/ Robert J. McKenna    Director                      September 17, 1999
  Robert J. McKenna










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
                        INDEX TO EXHIBITS


Exhibit

5         -  Opinion of Phillips, Lytle,
             Hitchcock, Blaine & Huber LLP as to
             the legality of the securities
             registered.

23(a)     -  Consent of Ernst & Young LLP, Independent
             Public Accountants

23(b)     -  Consent of Phillips, Lytle,
             Hitchcock, Blaine & Huber LLP (included
             in Exhibit 5).

24        -  Power of Attorney (included under the
             caption "SIGNATURES" in this Registration
             Statement).






































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
                      EXHIBITS 5 AND 23(b)

             OPINION OF PHILLIPS, LYTLE, HITCHCOCK,
              BLAINE & HUBER LLP AS TO THE LEGALITY
                  OF THE SECURITIES REGISTERED





















































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
                              September 17, 1999


Astronics Corporation
1801 Elmwood Avenue
Buffalo, New York  14207

          Re:  Astronics Corporation - Registration Statement on
               Form S-8

Gentlemen:

          With respect to the Form S-8 Registration Statement of Astronics Corporation (the "Company"), covering the registration of 250,000 shares of Common Stock, $.01 par value ("Common Stock") of the Company, we have examined and are familiar with the Company's Certificate of Incorporation, By-laws, resolutions of its Directors and such other documents and corporate records and proceedings relating to the organization of the Company, proposed issuance of securities and the adoption of the Plan by the Company. We have also examined such other documents and proceedings that we have considered necessary for the purpose of this opinion.

          Based upon such examination, we are of the opinion that:

          1. The Company has been duly organized and is a validly existing corporation under the laws of the State of New York.

          2. The 250,000 shares of Common Stock which may be issued by the Company have been duly authorized and, when issued in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                  PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP















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                          EXHIBIT 23(a)


                  CONSENT OF ERNST & YOUNG LLP
                 INDEPENDENT PUBLIC ACCOUNTANTS





















































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
                 Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00000) pertaining to the registration of 250,000 shares of Astronics Corporation common stock under the Employee Stock Purchase Plan of our reports dated January 21, 1999, with respect to the consolidated financial statements of Astronics Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP


Buffalo, New York
September 17, 1999





































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